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      Exhibit 4.1

                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              GATEFIELD CORPORATION

         GATEFIELD CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST:   The name of this Corporation is GATEFIELD CORPORATION (the
"Corporation").

         SECOND: The instrument being amended is entitled "RESTATED CERTIFICATE OF INCORPORATION OF GATEFIELD CORPORATION" and said instrument was filed in the office of the Secretary of State of the State of Delaware on August 28, 1998.

         THIRD:   The Board of Directors of the Corporation, acting in
accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Restated Certificate of Incorporation, as amended, as follows:

         Section A of Article IV shall be amended in its entirety to read as follows:

         "A. The Corporation is authorized to issue a total of 67,000,000 shares of all classes of stock, of which, 65,000,000 shall be shares of Common Stock with a par value of $.10 per share and 2,000,000 shall be shares of series preferred stock with a par value of $.10 per share. Effective at the time of the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment to the Corporation's Restated Certificate of Incorporation (the "Effective Time"), each ten (10) shares of the Corporation's Common Stock, par value $0.10 per share, issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common Stock, par value $0.10 per share, of the Corporation (the "Reverse Stock-Split"). No fractional shares will be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based on the closing price per share of the Common Stock on the Nasdaq Unaffiliated Over the Counter Bulletin Board as of the Effective Time of the Reverse Stock-Split."

         FOURTH: The foregoing amendment to the Restated Certificate of Incorporation, as amended and corrected, was duly approved and adopted by the required vote of the stockholders of the Company in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, GATEFIELD CORPORATION has caused this Certificate of Amendment to be signed by its President this 7th day of June, 1999.

                                        GATEFIELD CORPORATION


                                        By: /s/ Tim Saxe
                                            Tim Saxe, Chief Executive Officer






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